Exhibit 99.1

Renaissance Learning’s Hickey Succeeds Terrance Paul as CEO

WISCONSIN RAPIDS, Wis., — July16, 2003 — Renaissance Learning™, Inc., (Nasdaq: RLRN), a

leading provider of learning information systems and school improvement programs for pre-K–12 schools, today announced that John R. Hickey has been appointed to the position of president and chief executive officer effective July 17, 2003 replacing Terrance D. Paul who will remain with the company as co-chairman, focusing on key strategic initiatives and product development.

Hickey, 47, has been president and chief operating officer and a board member for the past seven years.  “John has been instrumental in designing and implementing many of the products, strategies and operations that have made Renaissance Learning successful and the leader in providing outstanding solutions to K-12 schools.” stated Terrance D. Paul, co-founder of the company and chief executive officer for the past year.  “Our Board of Directors and I have confidence in John’s ability to lead Renaissance Learning to renewed growth and continue to successfully carry out our mission of accelerating learning.”

Renaissance Learning also promoted Steven A. Schmidt, 48, to the position of executive vice president and chief financial officer.  Schmidt, who joined the company in 1999 as chief financial officer, will assume responsibility over several operating and administrative areas in addition to being responsible for the company’s financial function and internal controls.

Renaissance Learning™, Inc. is a leading provider of research-based learning information systems software, school improvement programs, teacher training, and consulting. The Company’s products, adopted by over 64,000 schools, give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. The Company has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

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